Total Assets $3.6 Billion Deposits $3.1 Billion Locations 35 ATMs 49 $2.3 Million 1Q 2024 Earnings (unaudited) 123 Consecutive dividends paid and counting 90 Years in Banking Total Loans $2.8 Billion Have Questions? Vanessa Drew | InvestorRelations@fgb.net NASDAQ Symbol: FGBI We’re Social: FI R ST G UA R A N TY B A N CS H A R ES , I N C. Po st O ffi ce B ox 2 00 9 H am m on d, L ou is ia na 7 04 04 -2 00 9 PR ES O R TE D FI R ST -C LA SS M A IL U. S. P O ST AG E PA ID B AT O N R O UG E, L A PE R M IT N O . 9 84 FIRST GUARANTY BANCSHARES, INC. 1st Quarter Report fgb.net | 2024 At A Glance (unaudited) Member FDIC

A Message to Our Shareholders

Dear Shareholders,

Previously, I reported that we had survived the squeeze on income that was created by the Fed's rapid hikes in the amount of interest that we had to pay on deposits. Our increase in the rates we receive on our loans had surpassed the negative impact on the Fed's rate squeeze. That recovery/trend continued in the first quarter of 2024, confirming our prior analysis. With a combination of increased loan interest rates and reduction of expenses, our net income available to shareholders for the quarter ending March 31, 2024 increased to $1,728,000. With a combination of increased loan interest rates and reductions in expenses, our net income for the month of March 2024 increased to $915,813 compared to $904,184 for the month of February. Our salaries and benefits from the month of March 2024 totaled $3,060,652 compared to $3,286,393 for March 2023.

We continue to make progress. The battle is not over as the Fed's have yet to institute the rate decreases. Our Lending staff, Loan Operations department, Credit and Loan Processing have worked diligently to get deals in place at higher rates and to increase the rates we receive on renewals. We have survived this latest ordeal. We will continue to increase earnings. We continue to work to enhance the value of your ownership interest in First Guaranty Bancshares, Inc.

Thank you for your support and assistance.



Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2024	March 31, 2023
	(unaudited)	
Assets		
Cash and cash equivalents:		
Cash and due from banks	$331,592	$168,456
Federal funds sold	465	479
Cash and cash equivalents	332,057	168,935
Investment securities:		
Available for sale, at fair value	37,752	81,060
Held to maturity, at cost and net of allowance for credit losses of $80 and $100 (estimated fair value of $251,627 and $254,284 respectively)	320,901	320,248
Investment securities	358,653	401,308
Federal Home Loan Bank stock, at cost	10,410	4,523
Loans held for sale	-	-
Loans, net of unearned income	2,752,230	2,574,242
Less: allowance for credit losses	31,450	31,468
Net loans	2,720,780	2,542,774
Premises and equipment, net	70,646	58,600
Goodwill	12,900	12,900
Intangible assets, net	4,088	4,770
Other real estate, net	1,284	887
Accrued interest receivable	17,339	15,332
Other assets	27,634	27,767
Total Assets	$3,555,791	$3,237,796
Liabilities and Shareholders' Equity		
Deposits:		
Noninterest-bearing demand	415,113	519,028
Interest-bearing demand	1,556,257	1,531,321
Savings	229,098	206,008
Time	863,408	606,231
Total deposits	3,063,876	2,862,588
Short-term advances from Federal Home Loan Bank	-	50,000
Short-term borrowings	-	20,000
Repurchase agreements	6,834	6,606
Accrued interest payable	10,182	4,608
Long-term advances from Federal Home Loan Bank	155,000	20,000
Senior long-term debt	18,102	21,116
Junior subordinated debentures	44,700	15,000
Other liabilities	6,777	9,202
Total Liabilities	3,305,471	3,009,120
Shareholders' Equity		
Preferred Stock, Series A - $1,000 par value 100,000 shares authorized; non-cumulative perpetual; 34,500 issued and outstanding, respectively	33,058	33,058
Common stock - $1 par value 100,600,000 shares authorized; 12,504,717 and 10,716,796 shares issued and outstanding	12,505	10,717
Surplus	149,389	130,093
Retained earnings	67,699	69,622
Accumulated other comprehensive income (loss)	(12,331)	(14,814)
Total Shareholders' Equity	250,320	228,676
Total Liabilities & Shareholders' Equity	$3,555,791	$3,237,796

Consolidated Statements of Income
(in thousands, except share, per share data & percentages)

	Three-Months Ended March 31, 2024	Three-Months Ended March 31, 2023
	(unaudited)	
Interest Income:		
Loans (including fees)	$ 46,918	$ 38,149
Deposits with other banks	3,476	751
Securities (including FHLB stock)	2,514	2,387
Total Interest Income	52,908	41,287
Interest Expense:		
Demand deposits	16,976	13,049
Savings deposits	1,227	579
Time deposits	9,572	3,576
Borrowings	3,212	1,782
Total Interest Expense	30,987	18,986
Net Interest Income	21,921	22,301
Less: Provision for credit losses	2,304	314
Net Interest Income after Provision for Credit Losses	19,617	21,987
Noninterest Income:		
Service charges, commissions and fees	733	785
ATM and debit card fees	764	825
Net gains (losses) on securities	-	-
Net gains on sale of loans	-	12
Other	811	1,082
Total Noninterest Income	2,308	2,704
Total Business Revenue, Net of Provision for Credit Losses	21,925	24,691
Noninterest Expense:		
Salaries and employee benefits	9,900	10,004
Occupancy and equipment expense	2,271	2,202
Other	6,763	7,960
Total Noninterest Expense	18,934	20,166
Income Before Income Taxes	2,991	4,525
Less: Provision for income taxes	681	1,057
Net Income	2,310	3,468
Less: Preferred stock dividends	582	582
Income Available to Common Shareholders	$1,728	$2,886
Per Common Share:		
Earnings	$0.14	$0.27
Cash dividends paid	$0.16	$0.16
Book Value	$17.37	$18.25
Weighted Average Common Shares Outstanding	12,489,910	10,716,796
Return on Average Assets	0.26%	0.45%
Return on Average Common Equity	3.17%	5.80%